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                                                                    Exhibit 99.1

                                  RISK FACTORS

     The distribution and ownership of our common stock involve a number of risks and uncertainties, including those described below. These risks and uncertainties could negatively affect our business, financial condition and operating results as well as the market value of our common stock. Neither we nor Thermo Electron is making any representation as to the future market value of our common stock.

RISKS RELATED TO OUR BUSINESS

PRIOR TO THE DISTRIBUTION, WE HAVE NOT OPERATED AS A SEPARATE, STAND-ALONE ENTITY, AND WE MAY HAVE DIFFICULTY INTEGRATING OUR BUSINESS ORGANIZATION.

     We operate our business through a number of subsidiaries and operating divisions. Some of our subsidiaries and operating divisions were only recently combined with our existing operations as a result of the reorganization of Thermo Electron described under the caption "The Distribution -- Background and Reasons for the Distribution -- Thermo Electron Reorganization." We and Thermo Electron have conducted these operations largely as autonomous, unaffiliated businesses. As part of our spin-off from Thermo Electron, we plan to manage these operations in a more coordinated manner. The following factors may make it difficult for us to integrate and consolidate our operations:

     - Our success in integrating these businesses will depend on our ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

     - Our ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions, and expansion of information and management systems.

     - The integration process could disrupt our businesses.

     - Retaining key employees of these businesses may be difficult, due to changes in our management, compensation, culture and operations resulting from our spin-off from Thermo Electron.

DEMAND FOR SOME OF OUR PRODUCTS DEPENDS ON THE CAPITAL SPENDING POLICIES OF OUR CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES. CHANGES IN THESE POLICIES COULD NEGATIVELY AFFECT OUR BUSINESS.

     A majority of our customers are hospitals. We also sell to laboratories, universities, healthcare providers and public and private research institutions. Many factors, including public policy spending provisions, available resources and economic cycles have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, a reduction in funding to major government research support agencies, such as the National Institutes of Health and the National Science Foundation, could adversely affect sales of our sleep diagnostic testing equipment.

WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS FOR MARKET ACCEPTANCE OF OUR PRODUCTS. OUR PROFITABILITY WOULD SUFFER IF THIRD PARTY PAYORS FAILED TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR THE PURCHASE OR USE OF OUR PRODUCTS.

     Sales of medical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. The cost of some of our products, particularly our SensorMedics VMAX and Erich Jaeger MasterScreen pulmonary function and metabolic diagnostic systems, our epilepsy monitoring systems and our intra-operative monitoring systems, is substantial. Without the financial support of government or third party insurers, the market for some of our products will be limited.

     Governments and private insurers in many countries closely examine medical products and devices incorporating new technologies to determine whether to reimburse for the purchase or use of such products and devices and, if so, the appropriate level of reimbursement. We cannot be sure that third party payors


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will reimburse sales of our products now under development or enable us to sell these products at profitable prices. We also cannot be sure that third party payors will maintain the current level of reimbursement to physicians and medical centers for use of our current products. Any reduction in the amount of this reimbursement could harm our business.

     During the past several years, major third party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs. Third party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on the use of cost-effective medical devices by healthcare providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical products suppliers.

     The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the United States. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we receive from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of the level of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we succeed in bringing new products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

OUR FAILURE TO CONDUCT A PUBLIC OFFERING OF OUR COMMON STOCK WITHIN ONE YEAR AFTER THE DISTRIBUTION COULD IMPAIR OUR ABILITY TO GROW OUR BUSINESS AND MAY CAUSE THE DISTRIBUTION TO BE TAXABLE TO US, THERMO ELECTRON AND STOCKHOLDERS OF THERMO ELECTRON WHO RECEIVE SHARES OF OUR COMMON STOCK IN THE DISTRIBUTION.

     The IRS ruling that no gain or loss will be recognized by us, Thermo Electron or its stockholders upon the distribution of our common stock as of the date of the distribution is based, in part, on our representation that we will conduct a public offering of 10% to 20% of our common stock within one year after the distribution. If we do not conduct a public offering within one year after the distribution, the distribution could become taxable to us, Thermo Electron and the stockholders of Thermo Electron who receive shares of our common stock in the distribution.

     As we represented to the IRS, we may need to sell shares of our common stock in a public offering in order to grow our business. We may be unable to complete a public offering for a number of reasons, including adverse market conditions or adverse developments in our business following the distribution. If we are unable to complete a public offering of shares of our common stock on acceptable terms or at all, we may be required to revise our business plan to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our product development efforts.

WE WILL NEED TO OBTAIN ADDITIONAL FUNDING WITHIN ONE YEAR AFTER THE DISTRIBUTION IN ORDER TO PAY OUR PROMISSORY NOTE TO THERMO ELECTRON.

     As of June 30, 2001, we owed an affiliate of Thermo Electron an aggregate of $33.3 million. The amount of our outstanding indebtedness to Thermo Electron and its affiliates as of the distribution date will be evidenced by an unsecured promissory note that will mature one year after the distribution. We do not expect that our cash resources following the distribution and our net operating cash flow will provide us with sufficient funds to pay this promissory note when it becomes due. As a result, we will need to seek additional funding through public or private financing or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest.

     We currently intend to seek to refinance the promissory note, as well as to obtain additional working capital, by entering into a credit facility or other debt arrangement with an institutional lender, but we do not expect to begin seeking this arrangement until after the distribution. We therefore cannot assure you


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that such an arrangement will be available to us or, if available, will be available on acceptable or affordable terms.

     Alternatively, we could repay the promissory note from the proceeds of a public offering that we are required to conduct in order to comply with the IRS ruling that Thermo Electron received in connection with the distribution. See "-- Our failure to conduct a public offering of our common stock within one year after the distribution could impair our ability to grow our business and may cause the distribution to be taxable to us, Thermo Electron and stockholders of Thermo Electron who receive shares of our common stock in the distribution." We may not be able to complete this public offering within one year after the distribution. Even if we are able to complete the offering before the promissory note matures, our allocation of offering proceeds to the repayment of the note may require that we revise our business plan to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our product development efforts. If we raise additional funds by issuing equity securities, further dilution to then-existing stockholders may result. In addition, as a condition to giving additional funds to us, future investors may demand rights superior to those of then-existing stockholders.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS, AND OUR BUSINESS WILL BE HARMED IF WE FAIL TO COMPETE EFFECTIVELY.

     We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. For example, a number of large medical device companies, including Philips Medical Systems, which acquired Agilent Technologies' Healthcare Solutions Group in August 2001, and GE Medical Systems, have entered the market for portable patient monitoring systems. These companies have substantially greater resources, including capital, name recognition and manufacturing and marketing capabilities, than our company. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

IT MAY BE DIFFICULT FOR US TO INCREASE OUR REVENUES OR PROFITS BECAUSE SOME OF THE MARKETS FOR OUR PRODUCTS ARE MATURE.

     Some of the markets in which we compete, such as the market for mechanical ventilators, are relatively mature. Revenues in these markets have been flat or declining over the past several years. To address this issue, we are pursuing a number of strategies to enable us to continue to develop and introduce new products and increase our revenues and market share. These strategies may not result in the growth of our business, and we may not be able to successfully implement these strategies.

A SIGNIFICANT PERCENTAGE OF OUR TOTAL ASSETS CONSISTS OF GOODWILL FROM ACQUIRED COMPANIES, AND WE MAY NOT BE ABLE TO REALIZE THE VALUE OF THIS ASSET.

     We have paid substantial premiums over the fair value of the net assets of some of the companies that comprise our business. We have acquired significant intangible assets, including approximately $180 million of cost in excess of net assets of acquired companies, or goodwill, recorded on our balance sheet as of June 30, 2001. This represents approximately 47% of our total assets as of that date. Our ability to realize the value of this asset will depend on future cash flows of the acquired businesses. These cash flows in turn depend on how well we have identified these acquired businesses as desirable acquisition candidates and how well we can integrate these acquired businesses.


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DIFFICULTIES PRESENTED BY INTERNATIONAL OPERATIONS COULD NEGATIVELY AFFECT OUR
BUSINESS.

     International revenues account for a substantial portion of our revenues. International revenues from continuing operations, including export revenues from the United States, accounted for 34% of our total revenues in fiscal 1999, 35% of our total revenues in fiscal 2000 and 39% of our total revenues in the first six months of 2001. We plan to continue expanding our presence in international markets. Our international operations present a number of risks, including the following:

     - Differences in language often require us to translate marketing literature, technical specifications and operating manuals for our medical products into the local language, which can be expensive, take a significant amount of time and result in translation errors that could affect the proper operation of the equipment and expose us to potential liability.

     - Foreign laws in a number of countries limit our ability to properly maintain our distribution channels. For example, a number of foreign laws restrict our ability to terminate a distributor for taking actions that adversely affect our business, such as manufacturing and selling competing products.

     - The successful marketing of our products in some countries, including many European countries, requires us to establish a local presence. The revenues generated in these countries may not justify the expense of establishing and maintaining such a local presence.

     - Fluctuations in currency exchange rates have, on occasion, forced us to lower the prices, and therefore reduced our margins, for some of our respiratory and neurodiagnostic products.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECREASE.

     Our operating results have fluctuated significantly from quarter to quarter in the past and are likely to vary in the future. These fluctuations are due to several factors relating to the sale of our products, including the timing and volume of customer orders, customer cancellations, reductions in orders by our distributors and the timing and amount of our expenses. For example:

     - We typically experience increased sales each October, which we believe results primarily from budget spending by federally funded organizations such as veterans' hospitals and Department of Defense facilities at the end of the federal government's fiscal year.

     - Our ventilator rental and respiratory disposables businesses tend to increase each year during the flu and allergy seasons.

     - We also typically experience reduced sales in Europe each summer.

     Because of these fluctuations, it is likely that in some future quarter or quarters our operating results could fall below the expectations of securities analysts or investors. If so, the market price of our stock would likely decrease.

     Our quarterly results may also be adversely affected because some customers may have inadequate financial resources to purchase our products or may fail to pay for our products after receiving them. In particular, hospitals are increasingly experiencing financial constraints, consolidations and reorganizations as a result of cost containment measures and declining third-party reimbursement for services, which may result in decreased product orders or an increase in bad debts in any quarter.

OUR MANAGEMENT TEAM IS NEW AND ITS WORKING RELATIONSHIPS ARE UNTESTED.

     Until the third fiscal quarter of 2000, we functioned primarily as a holding company for a number of businesses that had been acquired by Thermo Electron. We have only recently assembled our management team, as part of the changes in our operating structure. Randy H. Thurman became our president and chief executive officer and a director in April 2001, and Martin P. Galvan became our chief financial officer in June 2001. Moreover, Richard F. Syron and Elaine S. Ullian, two of our current directors, will resign on the distribution date, and our board of directors then will be comprised of Mr. Thurman,

Robert W. O'Leary and five other directors who are not otherwise affiliated with our company or Thermo Electron. Members of our management team have generally not worked with each other in the past, and we therefore cannot assess at this time the effectiveness of their working relationships.

WE ADOPTED A NEW NAME IN CONNECTION WITH THE DISTRIBUTION. OUR NEW NAME WILL NOT IMMEDIATELY BE RECOGNIZED AS A BRAND IN THE MARKETPLACE, AND, AS A RESULT, OUR BUSINESS COULD SUFFER.

     Prior to the distribution, we changed our corporate name from Thermo Biomedical Inc. to Viasys Healthcare Inc. The loss of the "Thermo" brand name may hinder our ability to establish new relationships. In addition, our customers, suppliers and partners may react negatively to our separation from Thermo Electron.

OUR COMPETITIVE POSITION IS DEPENDENT IN PART ON PROTECTING OUR INTELLECTUAL PROPERTY, WHICH CAN BE DIFFICULT AND EXPENSIVE.

     Patent and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not obtain issued patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

     Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

WE MAY BECOME INVOLVED IN LITIGATION RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY.

     We believe that the success of our business depends, in part, on obtaining patent protection for our products, defending our patents once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

     In addition, we may be sued by third parties which claim that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

     - cease selling, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

     - redesign our products, which would be costly and time-consuming.

     See "Our Business -- Legal Proceedings -- Pulmonetic Systems Litigation."


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IF WE BREACH ANY OF THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION
RIGHTS TO PRODUCTS OR TECHNOLOGY FROM OTHERS, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS.

     We license rights to products and technology that are important to our business, and we expect to enter into additional licenses in the future. Although the products and technology that we currently license account for less than 5% of our total annual revenues, we expect that this percentage will increase as we develop and introduce additional licensed products to the market. For instance, a number of the therapy-based products that we are developing incorporate proprietary technologies that we have licensed from third parties. Under these licenses, we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach a license agreement, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. In addition, upon the termination of the license, we may be required to license to the licensor any related intellectual property that we develop.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS DEPENDS UPON RECEIPT OF DOMESTIC AND FOREIGN REGULATORY APPROVAL OF OUR PRODUCTS AND MANUFACTURING OPERATIONS. OUR FAILURE TO OBTAIN OR MAINTAIN REGULATORY APPROVALS COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our products and manufacturing operations are subject to extensive regulation in the United States by the Food and Drug Administration, or FDA, and by similar regulatory agencies in many other countries in which we do business. The principal risks that we face in obtaining and maintaining the regulatory approvals necessary to market our products include:

     - The approval process for medical devices in the United States and abroad can be lengthy, expensive and require extensive preclinical and clinical trials. As a result, we may expend substantial resources in developing and testing a new product but fail to obtain the necessary approvals to market or manufacture the product on a timely basis or at all.

     - When we modify a medical device for which we have received marketing approval, we must determine whether the modification requires us to seek new regulatory approvals. If the FDA or other regulatory agency does not agree with our determination, we may be prohibited from marketing the modified device until we receive the requisite regulatory approval.

     - The FDA and foreign regulatory agencies require us to comply with an array of manufacturing and design controls and testing, quality control, storage and documentation procedures. Because our business is geographically dispersed in the United States and abroad, compliance with these procedures is difficult and costly.

If we fail to comply with applicable regulations, we could be subject to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, withdrawal of marketing clearances or approvals and civil and criminal penalties. For a summary of government regulations applicable to our business, see "Our Business -- Government Regulation."

OUR DEPENDENCE ON SUPPLIERS FOR MATERIALS COULD IMPAIR OUR ABILITY TO MANUFACTURE OUR PRODUCTS.

     Outside vendors, some of which are sole-source suppliers, provide key components and raw materials that we use in the manufacture of our products, such as the raw materials for our medical-grade polyurethanes and the beryllium copper strips included in our medical imaging components. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole-source component or raw material could harm our ability to manufacture the affected product until we identify and qualify a new source of supply. In addition, an uncorrected defect or supplier's variation in a component or raw material, either unknown to us or incompatible with our manufacturing process, could harm our ability to manufacture the affected product. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, which could impair our ability to produce and supply our products. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement


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component, which would cause significant delays that could seriously harm our business and operating results. Although we have not experienced any material shortages or delays to date, we expect that we may experience shortages and delays in the future, especially in the area of electronic components, such as video boards for our line of products for long-term epilepsy monitoring.

OUR BUSINESS COULD SUFFER DUE TO POTENTIAL DEFECTS IN SOFTWARE CONTAINED IN SOME OF OUR PRODUCTS.

     Some of our products, such as our neurodiagnostic and intra-operative monitoring products, incorporate sophisticated computer software that we have developed or licensed from third parties. Software as complex as that incorporated into our products may contain errors or failures, especially when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because some of our products are used with critically ill patients, we expect that our customers will have an increased sensitivity to software defects than purchasers of software products generally. Any errors or performance problems that arise may cause delays in product shipments, loss of revenue, delays in market acceptance of our products, diversion of management's time, damage to our reputation, litigation and increased service or warranty costs.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW AND THE POTENTIAL TAX EFFECTS OF THE DISTRIBUTION COULD PREVENT OR DELAY TRANSACTIONS THAT OUR STOCKHOLDERS MAY FAVOR.

     Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. For example, these provisions:

     - authorize the issuance of "blank check" preferred stock without any need for action by stockholders;

     - provide for a classified board of directors with staggered three-year terms;

     - require supermajority stockholder approval to effect various amendments to our charter and by-laws;

     - eliminate the ability of stockholders to call special meetings of stockholders;

     - prohibit stockholder action by written consent; and

     - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     In addition, we expect that our board of directors will, before the distribution, approve a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. This rights plan may have anti-takeover effects. The rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in the best interests of us and our stockholders and may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

     The tax treatment of the distribution under the Internal Revenue Code and regulations thereunder could also serve to discourage an acquisition of our company following the distribution. An acquisition of our company within two years following the distribution could result in federal tax liability being imposed on Thermo Electron and, in more limited circumstances, on stockholders of Thermo Electron who receive shares of our common stock in the distribution. In addition, an acquisition more than two years after the distribution could cause the distribution to be taxable to Thermo Electron if the acquisition were determined to be pursuant to an overall plan that existed at the time of the distribution. As part of the distribution, we will indemnify Thermo Electron, but not its stockholders, for any resulting tax liability if the tax liability is attributable to certain acts by us, including an acquisition of our company. The prospect of that tax liability and our indemnification obligation may have anti-takeover effects.

RISKS RELATED TO THE DISTRIBUTION

A NUMBER OF ACTIONS FOLLOWING THE DISTRIBUTION OF OUR COMMON STOCK COULD CAUSE THE DISTRIBUTION TO BE TAXABLE TO US, THERMO ELECTRON AND/OR STOCKHOLDERS OF THERMO ELECTRON WHO RECEIVE SHARES OF OUR COMMON STOCK IN THE DISTRIBUTION.

     The IRS has issued a ruling that no gain or loss will be recognized by us, Thermo Electron or its stockholders upon the distribution of our common stock as of the date of the distribution, except with respect to cash received in lieu of fractional shares of our common stock. However, the distribution could become taxable if we, Thermo Electron and/or the stockholders of Thermo Electron who receive shares of our common stock in the distribution take any of a number of actions following the distribution. As part of the distribution, we will enter into a tax matters agreement with Thermo Electron that will restrict our ability to engage in these actions. The IRS ruling is based in part on our representation that we will conduct a public offering of 10% to 20% of our common stock within one year after the distribution. We may be unable to complete a public offering for a number of reasons, including adverse market conditions or adverse developments in our business following the distribution. If we do not conduct a public offering within one year after the distribution, or if any other condition of the IRS ruling is not satisfied, the distribution could become taxable to us, Thermo Electron and/or the stockholders of Thermo Electron who receive shares of our common stock in the distribution. As part of the distribution, we will indemnify Thermo Electron for any resulting tax liability attributable to certain acts by us, including our inability to complete a public offering of 10% to 20% of our common stock within one year after the distribution. Actions that could render the distribution taxable are discussed below under the caption "The Distribution -- Material U.S. Federal Income Tax Consequences of the Distribution." Our tax matters agreement with Thermo Electron will restrict our ability to engage in these types of actions. These restrictions could prevent us from engaging in transactions following the distribution that might otherwise benefit our business.

YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS BECAUSE OUR HISTORICAL CONSOLIDATED FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical consolidated financial information included in this information statement is not necessarily indicative of our future results of operations, financial position and cash flows. We have not made adjustments to this information to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Thermo Electron, including changes in our employee base, changes in our tax structure, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company. We cannot determine at this time either our future cost structure as we operate as a separate company or the actual business and financial effects of our spin-off from Thermo Electron.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE DISTRIBUTION, WHICH COULD AFFECT THE VALUE OF OUR COMMON STOCK.

     Our common stock will not be publicly traded prior to the distribution date, although a trading market for the entitlement to receive shares of our common stock in the distribution, referred to as a "when-issued" market, may develop on or shortly before the record date for the distribution. See "The Distribution -- Trading Between the Record Date and Distribution Date." After the distribution of shares of our common stock to stockholders of Thermo Electron, the public market will establish trading prices for our common stock. An active trading market may not develop or be sustained in the future.

     We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies; and

     - developments in and publicity regarding the medical device industries in which we compete.

     In particular, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock regardless of our actual performance.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET FOLLOWING THE DISTRIBUTION COULD DEPRESS OUR STOCK PRICE.

     All of the shares of our common stock distributed by Thermo Electron, other than shares distributed to our affiliates, will be eligible for immediate resale in the public market. It is likely that some Thermo Electron stockholders will sell shares of our common stock received in the distribution for various reasons, including the fact that our business profile or market capitalization does not fit their investment objectives. Moreover, a portion of Thermo Electron's common stock is held by index funds tied to the Standard & Poor's 500 Index or other stock indices. These index funds may be required to sell the shares of our common stock they receive in the distribution, if our stock is not to be included in the underlying indices. In addition, we represented to the IRS that we will complete a public offering of 10% to 20% of our common stock within one year after the distribution date. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH THERMO ELECTRON WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

     Conflicts of interest may arise between us and Thermo Electron in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Thermo Electron;

     - the nature, quality and pricing of the transition services Thermo Electron has agreed to provide us; and

     - business opportunities that may be attractive to both Thermo Electron and us.

     We may not be able to resolve any potential conflicts.